EXHIBIT 99.1

AVX Corporation Announces Preliminary Fourth Quarter and Full Fiscal Year Results

GREENVILLE, S.C. -- April 26, 2011-- AVX Corporation (NYSE:  AVX) AVX today reported preliminary unaudited results for the fourth quarter and full fiscal year ended March 31, 2011.

Highlights:

•
Revenue for the March 2011 quarter of $420.1 million increased 14% from the fourth quarter of last year.  Revenue for the fiscal year ended in March of $1,653.2 million increased 27% from the prior year.

•	Gross Profit margin improved to 28% in the March quarter.

•	Non-GAAP net income of $68.6 million, or $0.40 per share, for the March 2011 quarter.

•	Net income of $244.0 million for the March 2011 fiscal year increased 71% over the prior year.

•	Dividends of $9.4 million, or $0.055 per share, were paid during the quarter.

•	Cash and investments in securities of $1 billion and no debt at March 31, 2011.

Chief Executive Officer and President, John Gilbertson, stated, “We are pleased to close our fiscal year with strong fourth quarter results reflecting sequential growth over the previous quarter and prior year.  Gross profit as a percentage of sales increased during the year as we successfully leveraged higher sales, productivity improvements and lower operating costs. We are encouraged by the overall outlook for the electronic component industry as end user demand for electronic products continued to increase as evidenced by the strong bookings we received throughout the fiscal year.

While global economic conditions remain difficult to predict, we have seen both an improvement in demand levels as well as customers’ desire to place longer-term orders for most markets.  We were deeply saddened by the natural disaster that struck Japan in March but the impact has not been significant to our business as a result of the crisis. Yet the potential future impact on the industry supply chain is uncertain.”

For the quarter ended March 31, 2011, net sales were $420.1 million.  On a U.S. GAAP basis, unaudited net income (including special charges) for the quarter was $63.3 million, or $0.37 per share.  Non-GAAP net income (excluding special charges) was $68.6 million, or $0.40 per share, for the quarter ended March 31, 2011.

For the fiscal year ended March 31, 2011, net sales were $1,653.2 million. On a U.S. GAAP basis, unaudited net income (including special charges) for the year was $244.0 million, or $1.43 per share, compared to net income of $142.8 million, or $0.84 per share, for the fiscal year ended March 31, 2010. Non-GAAP net income (excluding special charges) was $249.3 million, or $1.46 per share, for the fiscal year ended March 31, 2011.

The Company incurred $8.6 million of pre-tax charges related to environmental remediation and legal costs for the fourth quarter and fiscal year ended March 31, 2011.

Chief Financial Officer, Kurt Cummings, stated, “The cash generation during the fiscal year was strong and our balance sheet has been managed to create maximum flexibility allowing investments in materials and operations to support our growth and profitability. Our financial position is solid with $2 billion of stockholders’ equity and cash and cash equivalents and short and long-term investments in securities of $1 billion and no debt at March 31, 2011.  During the year, the Company paid $32 million of dividends to stockholders and made further investments in critical manufacturing materials.”

GAAP to Non-GAAP Reconciliation (unaudited) (in thousands, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2011	2010	2011
Including special charges and gains (GAAP)
Net Sales	$367,445	$420,138	$1,304,966	$1,653,176

Net income (loss)	$46,500	$63,260	$142,849	$244,003
Diluted income (loss) per share	$0.27	$0.37	$0.84	$1.43

Excluding special charges and gains (Non-GAAP)
Special charges (after-tax)
Environmental charges	-	5,317	-	5,317
Vendor settlement	-	-	(3,600)	-
Other operating income	(395)	-	(3,365)	-
Net income	$46,104	$68,577	$135,883	$249,320
Diluted income per share	$0.27	$0.40	$0.80	$1.46

See discussion of GAAP/Non-GAAP presentation below.

In order to better understand the Company’s short-term and long-term financial trends, investors may find it helpful to consider results excluding special charges and gains related to the sale of corporate assets, a vendor settlement, operations’ restructuring and environmental charges and the write down of certain available-for-sale securities due to an other-than-temporary impairment. The resulting non-GAAP financial measure provides additional information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and may be of assistance for period-over-period comparisons of such operations. Management considers the exclusion of such charges as part of its evaluation of the operating performance of the Company. Investors should consider the non-GAAP measure as a supplement to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be similar to non-GAAP information presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table above.

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2010	2011	2010	2011
Net sales	$367,445	$420,138	$1,304,966	$1,653,176
Cost of sales	282,583	302,373	1,027,368	1,195,790
Vendor settlement	-	-	(5,000)	-
Restructuring charges	1,636	-	4,397	-
Gross profit	83,226	117,765	278,201	457,386
Selling, general & admin. expense	26,226	31,692	108,515	123,887
Environmental charges	-	8,575	-	8,575
Restructuring charges	787	-	2,521	-
Other operating (income)/expense	(549)	-	(3,519)	-
Profit (loss) from operations	56,762	77,498	170,684	324,924
Other income	646	2,197	5,673	9,335
Income (loss) before income taxes	57,408	79,695	176,357	334,259
Provision (benefit) for taxes	10,908	16,435	33,508	90,256
Net income (loss)	$46,500	$63,260	$142,849	$244,003

Basic income (loss) per share	$0.27	$0.37	$0.84	$1.44
Diluted income (loss) per share	$0.27	$0.37	$0.84	$1.43

Weighted average common
shares outstanding:
Basic	170,135	170,112	170,247	170,025
Diluted	170,348	170,581	170,274	170,390

Results for the three and twelve months ended March 31, 2011 include pre-tax environmental remediation and related legal costs of $8.6 million. Results for the three and twelve months ended March 31, 2011 also include a $2.2 million one-time income tax benefit attributable to an increase in available U.S. foreign tax credits relating to one of the Company’s European operations.

Results for the quarter ended March 31, 2010 include pre-tax restructuring charges of $2.4 million and a gain on the sale of corporate assets of $0.5 million.

Results for the fiscal year ended March 31, 2010 include pre-tax restructuring charges of $6.9 million and a gain of $5 million related to a vendor settlement.  In addition, results for the fiscal year ended March 31, 2010 included a gain on the sale of corporate assets of $3.5 million included in other operating income and impairment charges of $0.4 million in other income related to the decline in value of available-for-sale securities.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	March 31,
	2010	2011
Assets
Cash and cash equivalents	$415,974	$379,350
Short-term investments in securities	262,709	398,914
Available-for-sale securities	9,767	2,747
Accounts receivable, net	195,983	233,783
Inventories	357,105	496,495
Other current assets	74,820	90,826
Total current assets	1,316,358	1,602,115
Long-term investments in securities	219,993	220,835
Long-term available-for-sale securities	5,339	4,490
Property, plant and equipment, net	247,029	235,659
Goodwill and other intangibles	249,412	245,144
Other assets	13,361	11,239

TOTAL ASSETS	$2,051,492	$2,319,482

Liabilities and Stockholders' Equity
Accounts payable	$104,421	$132,633
Income taxes payable and accrued expenses	88,852	103,032
Total current liabilities	193,273	235,665
Other liabilities	57,212	43,905

TOTAL LIABILITIES	250,485	279,570

TOTAL STOCKHOLDERS' EQUITY	1,801,007	2,039,912

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,051,492	$2,319,482

Contact:
AVX Corporation, Greenville, SC
Kurt Cummings
864-967-9303
finance@avxus.com